EXHIBIT 14.01
RELIANCE STEEL & ALUMINUM CO.

CODE OF CONDUCT
This Code of Conduct applies to Reliance Steel & Aluminum Co. and any of its subsidiaries or affiliated companies. The use of the term “the Company” or “Reliance” refers to Reliance Steel & Aluminum Co., its subsidiaries and any of its affiliated companies.
The Company reserves the right to change, amend, or eliminate the Code of Conduct or any provision in it without prior notice to any employee. The Code of Conduct does not alter the at-will employment relationship between an employee and the Company.
I. Conflict of Interest
▪	No employee may benefit personally from the Company’s dealings with others.

▪	No employee shall engage in any other business whether as an employee, consultant, owner or other participant without the express written consent of a designated member of Reliance corporate senior management, except for passive investments by the employee which do not conflict with the employee’s obligations toward the Company or interfere with the performance of the employee’s job duties.

▪	No employee shall enter into, on behalf of the Company, any contract, agreement, or other business arrangement with any close family member or with any corporation, partnership, association, or other entity in which the employee or a close family member has any substantial financial interest, without the express written consent of the Reliance corporate senior management. For purposes of this Code of Conduct, a close family member includes an employee’s spouse, domestic partner, anyone commonly regarded as a “significant other”, or any employee’s biological or adopted child, parent, sibling, or grandparent, and also includes any other person who lives in the same household.
II. Use of Company Resources
▪	No Company employee may give or accept a bribe. All payments for services shall be reasonable in relationship to the nature of the services provided.

▪	No Company employee will offer gifts to business contacts if the act of giving the gift is prohibited by law or prohibited by the contact’s own company policies.

▪	Gifts should never be given for the purpose of improperly influencing the recipient.

▪	No Company employee shall accept a gift from a Company vendor or supplier of greater than nominal value.

▪	Company property should be safeguarded as if it were the employee’s own.
III. Fraud, Dishonesty or Criminal Conduct
▪	Fraud, dishonesty, criminal conduct or any violent activity is prohibited by the Company.

▪	If fraud, dishonesty, criminal conduct or any other activity not condoned by the Company is detected or suspected of any Company employee, or anyone doing business with the Company, it should be reported to the Company’s designated member of Reliance corporate senior management. The Company prohibits retribution of any kind against persons who report suspected wrongdoing in good faith.
IV. Safeguarding Non-Public Information
▪	Confidential information about the Company or its suppliers or customers or other companies should never be shared with anyone outside the Company without the prior written approval of Company management.

▪	It is illegal for former Reliance Steel & Aluminum Co. employees to use information about the Company or its suppliers or customers obtained while a Reliance employee, or to take confidential Company-owned records with them when they leave Reliance.

V. Securities Transactions
▪	No employee may trade securities of Reliance or any other company if the employee knows any non-public information about Reliance or the company whose securities are being traded that a reasonable person might consider important in deciding whether to buy, sell, or hold such company’s securities. This conduct is commonly referred to as “insider trading.”

▪	Any questions regarding the Company’s policy on insider trading should be referred to the Chief Executive Officer or Chief Financial Officer of the Company.

▪	Legal penalties for trading on or communicating material non-public information are severe. These penalties apply to both the individuals involved in the insider trading and to their employers. A person can be subject to penalties even if he or she did not personally benefit from the violation. Penalties include fines, jail sentences, and disgorgement of profits.

▪	The term “insider” may include not only officers, directors, and employees, but also spouses, children and children’s spouses who reside with the officer, director or employee. In some circumstances persons living in the same household as an officer, director, or employee, or anyone for whom the officer, director, or employee is financially responsible may also be considered an insider.

▪	Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Material information is also information that can reasonably be expected to have an effect on the price of a company’s securities. Material information includes, but is not limited to, dividend changes, earnings estimates, changes in previously-released earnings estimates, significant merger or acquisition proposals, major litigation, and extraordinary developments.
VI. Trade Practices
▪	All employees are expected to comply fully with all statutes and regulations applicable to Reliance businesses, including anti-trust laws, unfair trade practice laws, nondiscrimination statutes and Reliance trade practice policies. No employee shall discuss competitively sensitive information with a competitor, agree to fix prices, divide markets, boycott customers or vendors or engage in other anti-competitive practices.
VII. Employment Practices
▪	Reliance forbids employment discrimination or harassment based on race, color, sex, national origin, religion, age, disability, veteran status, sexual orientation or marital status.

▪	All employees have an obligation to become familiar with and to comply with the Company’s non-discrimination policy.

▪	All employees, especially management, should understand that they have an obligation to report any improper discrimination or harassment to corporate senior management, even if they are not the target of such discrimination or harassment.

▪	Managers and even employees can be held personally liable for engaging in unlawful discrimination or harassment.

▪	The Company will not indemnify or provide a defense to any employee or manager who it believes has engaged in unlawful discrimination or harassment in the event that he or she is named as a defendant in any charge or complaint of discrimination or harassment.

▪	The Company strictly prohibits falsifying or withholding relevant information on any personnel or employment record or application, on any financial, safety, or other Company record, or on any record that is required by law to be maintained.
VIII. Interactions with Outside People and Organizations
▪	All media inquiries regarding Reliance should be referred to or discussed with the Reliance Chief Executive Officer or the Reliance Chief Financial Officer.

IX. Internal Controls
▪	Every Reliance employee must follow management rules, which are designed to provide reasonable assurance to shareholders and regulators that Reliance’s businesses are being operated effectively and efficiently under applicable laws and regulations and that financial statements prepared by the Company are accurate.
X. Privacy
▪	Confidential personnel or medical information about Company employees should not be disclosed to persons outside the Company without the employee’s written permission or as is required by law. Managers and supervisors should also treat such information as confidential within the Company and should disclose it to other Reliance employees only if there is a need to know.

▪	The Company’s computers, telephones, voice mail system, e-mail system, other electronic equipment and systems, physical files, lockers, desks and other furniture are the property of the Company. Employees have no right of privacy as to any materials, communications, information, or files maintained in or on the Company’s property or transmitted or stored through the Company’s computer, voice mail, e-mail, or telephone systems.
XI. Intellectual Property
▪	Intellectual property that is designed, created, developed or modified while performing work-related duties is the Company’s property, not the employee’s.

▪	Company employees may not copy software provided to Reliance by vendors unless Reliance is licensed to make copies and the employee has received written permission from the Reliance Chief Information Officer or Director of Technology, or Reliance corporate senior management.
XII. Safety
▪	Maintaining a safe working environment is of the utmost importance and is the responsibility of everyone. All employees and managers have an obligation to familiarize themselves with and to comply with the Company’s posted safety rules and directives and its Corporate Policy & Procedures Manual.

▪	In some circumstances managers can be held criminally responsible for injuries caused by their failure to observe proper safety procedures.
XIII. Environmental Responsibility
▪	Company employees should conduct their Reliance business in compliance with all applicable environmental laws and regulations. Reliance encourages employees to recycle and to conserve energy and other resources.

I have read the Code of Conduct and the Guidelines related to it, and, to the extent that I have had any questions, I have had an opportunity to review them with corporate senior management. I believe I understand fully how the Code relates to my position(s). Moreover, my activities and conduct in the performance of my duties are, to the best of my knowledge, in compliance with the Code.
With respect to Statement No. I (“Conflict of Interest”), I am aware of no possible conflicts and do not have any existing or proposed outside business interests or affiliations except as shown below (use additional sheets as necessary).

Date	Signature

Print Name and Title

Reliance Steel & Aluminum Co. Division or Subsidiary

A. Ownership Interests
Any existing or proposed ownership, including ownership by a member of your immediate family, domestic partner, or significant other, of a significant ownership interest in any business enterprise. IF NONE, SO STATE. Otherwise, give name and nature of business, percentage of ownership and indicate whether existing or proposed. Educational, charitable and other nonprofit entities need not be shown.
A significant ownership interest is deemed to exist if the interest held equals or exceeds one-tenth of 1 percent of any publicly owned company or 1 percent of any other business, including partnerships.

B. Business Affiliations
Any existing or proposed position held by you or a member of your immediate family as director, officer, employee or agent of or partner in any business enterprise other than Reliance affiliated companies, including those already listed in response to the previous question. IF NONE, SO STATE. Otherwise, give name of enterprise, nature of business, and position(s) held and indicate whether compensation is or is to be received and whether the position is existing or proposed. Educational, charitable and other nonprofit entities need not be shown.

C. Conflicts Other than Ownership Interests and Business Affiliations
IF NONE, SO STATE.

Date	Signature

Print Name and Title

Reliance Steel & Aluminum Co. Division or Subsidiary